Florida Quality Municipal Trust (VFM)
                          Results of Shareholder Votes


The Annual Meeting of Shareholders of the Trust was held on June 21, 2000, where shareholders voted on the election of trustees and the ratification of Deloitte & Touche LLP as the independent auditors.

1) With regards to the election of the following trustee by common shareholders of the Trust:

                                                 # of Shares
                                  ---------------------------------------------
                                        In Favor                    Withheld
-------------------------------------------------------------------------------
Wayne W. Whalen                         5,711,762



With regards to the election of the following trustee by preferred shareholders of the Trust:
                                                 # of Shares
                                  ---------------------------------------------
                                        In Favor                    Withheld
-------------------------------------------------------------------------------
     Rod Dammeyer                         1,273



The other trustees of the Trust whose terms did not expire in 2000 are David C. Arch, Howard J Kerr, Theodore A. Myers, Richard F. Powers, III and Hugo F. Sonnenschein.



2.) With regards to the ratification of Deloitte & Touche LLP as the independent auditors for the Trust, 5,715,803 common shares, 1,273 preferred shares voted in favor of the proposal, 32,129 shares voted against and 58,294 shares abstained.